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Exhibit 10.6

FIFTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

        This Amendment, dated as of July 28, 2006, is made by and between NETLIST, INC., a Delaware corporation, and NETLIST TECHNOLOGY TEXAS, L.P., a Texas limited partnership (each a "Borrower" and collectively, the "Borrowers"), on the one hand, and WELLS FARGO BANK, NATIONAL ASSOCIATION (as more fully defined in Paragraph 1 of this Amendment, the "Lender"), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the other hand.

RECITALS

        The Borrowers and Wells Fargo Business Credit, Inc., a Minnesota corporation ("WFBCI"), are parties to an Amended and Restated Credit and Security Agreement, dated as of December 27, 2003, as amended by a First Amendment to Amended and Restated Credit and Security Agreement, dated as of June 30, 2004, a Second Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of December 20, 2005, a Third Amendment to Credit and Security Agreement, dated as of February 14, 2006, and a Fourth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of April 18, 2006 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

        WFBCI has merged with and into Lender and Lender is the surviving corporation.

        The Borrowers have requested that the Lender make certain amendments to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

        1.    Defined Terms.

          (a)   Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

          (b)   The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety as follows:

          "Advance" means a Revolving Advance, the Term Advance, and an Equipment Advance.

          "Book Net Worth" means the aggregate of the common and preferred stockholders' equity in the Borrowers, prepared on a consolidating and consolidated basis, including any domestic Subsidiaries but excluding all foreign Subsidiaries, determined in accordance with GAAP.

          "Borrowing Base" means at any time the lesser of:

            (a)   The Maximum Line then in effect; or

            (b)   Subject to change from time to time in the Lender's sole discretion, the sum of:

                (i)  The product of the Accounts Advance Rate times Eligible Accounts (provided that Advances against Accounts described in clause (xiv) of the definition of Eligible Accounts set forth in Section 1.1 shall not exceed 75% of the Maximum Line then in effect), plus

               (ii)  During the Foreign Accounts Eligibility Period, the lesser of (A) the product of the Accounts Advance Rate times Eligible Foreign Accounts or (B) $1,800,000, plus

              (iii)  The lowest of (A) the product of the Inventory Advance Rate times Eligible Inventory or (B) eighty percent (80%) of the Net Orderly Liquidation Value of Eligible Inventory, or (C) $7,000,000, less

              (iv)  The Borrowing Base Reserve, less

               (v)  Indebtedness that the Borrowers owe to the Lender that has not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrowers' credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrowers by Lender that is not described in Article II of this Agreement and any indebtedness owed by Borrowers to Wells Fargo Merchant Services, LLC.

          "Bridge Loan" means that certain Subordinated Indebtedness owing to ARC by the Borrowers in the amount of $1,000,000.

          "Business Day" means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Advance, a day on which dealings are carried on in the London interbank eurodollar market.

          "Floating Rate" means (i) with respect to Revolving Advances evidenced by the Revolving Note, an annual interest rate equal to the sum of the Prime Rate plus the applicable Margin, and (ii) with respect to the Term Advance evidenced by the Term Note, an annual interest rate equal to the sum of the Prime Rate plus the applicable Margin, which interest rate shall, in each case, change when and as the Prime Rate changes, and (iii) with respect to Equipment Advances evidenced by the Equipment Note, an annual interest rate equal to the sum of the Prime Rate plus the applicable Margin, which interest rate shall, in each case, change when and as the Prime Rate changes.

          "Foreign Accounts Eligibility Period" means until July 31, 2007.

          "Lender" means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to Lender's Wells Fargo Business Credit operating division, or to any other operating division of Lender.

          "Loan Documents" means this Agreement, the Revolving Note, the Term Note, the Equipment Note, each Guaranty, each Subordination Agreement, each L/C Application and the Security Documents, together with every other agreement, note, document, contract or instrument to which either Borrower now or in the future may be a party and which is required by the Lender.

          "Maturity Date" means July 31, 2008.

          "Maximum Line" means $25,000,000.

          "Minimum Interest Charge" means $37,500; provided that (i) upon the Lender's receipt of satisfactory evidence that the Borrowers have received not less than $15,000,000 Net Cash Proceeds from an IPO on terms and conditions satisfactory to the Lender, in its sole discretion, and (ii) no Default Period then exists, Minimum Interest Charge shall mean $25,000 effective from and after the date of any reduction in the Margin pursuant to Section 2.12(b).

          "Net Cash Proceeds" means (1) in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys' fees, accountants' fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale, and (2) in connection with any IPO, the cash proceeds from such IPO, net of (i) attorneys' fees, accountants' fees, investment banking fees, underwriters' fees, and other transaction fees and expenses, and (ii) taxes paid or reasonably estimated to be payable as a result of such IPO.

          "Net Income" and "Net Loss" mean fiscal year-to-date before-tax net income, or loss, as applicable, prepared on a consolidating and consolidated basis to include any domestic Subsidiaries (but to exclude all foreign Subsidiaries), from continuing operations as determined in accordance with GAAP.

          "Subordination Agreements" means (i) the Subordination Agreement, dated as of July 2, 2003, executed by Serim Paper Manufacturing Co., Ltd. in the Lender's favor and acknowledged by Netlist, (ii) the Subordination Agreement, dated as of July 2, 2003, executed by HeungHwa Industry Co. Ltd. in the Lender's favor and acknowledged by Netlist, and (iii) any other subordination agreement accepted by the Lender from time to time.

          (c)   The following new definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

          "After Tax Net Income" means, for any period of determination, Borrowers' consolidated after-tax net income (including any domestic Subsidiaries (but excluding all foreign Subsidiaries), from continuing operations as determined in accordance with GAAP.

          "Applicable Period" means, for purposes of the Debt Service Coverage Ratio, the period indicated in the table below opposite the applicable test date:

Test Date	Applicable Period
9/30/06	Three months ending on the test date
12/31/06	Six months ending on the test date
3/31/07	Nine months ending on the test date
6/30/07 and each fiscal quarter end thereafter	Twelve months ending on the test date

          "ARC" means ARC Investment Partners.

          "Current Maturities of Long Term Debt" means, for the Applicable Period, the amount of the Borrowers' long-term debt and capitalized leases which become due during that period.

          "Cut-off Time" means 10:30 a.m. Pasadena, California time.

          "Debt Service Coverage Ratio" means, for the Applicable Period, (i) the sum of (A) Funds from Operations and (B) Interest Expense minus (C) unfinanced Capital Expenditures divided by (ii) the sum of (A) Current Maturities of Long Term Debt and (B) Interest Expense.

          "Fifth Amendment" means that certain Fifth Amendment to Amended and Restated Credit and Security Agreement, dated as of July 28, 2006, among the Borrowers and the Lender.

          "Funds from Operations" means, for the Applicable Period, the sum of (i) Net Income, (ii) depreciation and amortization, (iii) any increase (or decrease) in deferred income taxes, (iv) any increase (or decrease) in lifo reserves, and (v) other non-cash items, each as determined for such period in accordance with GAAP.

          "Equipment Advance" is defined in Section 2.10(a).

          "Equipment Advance Commitment" means $2,000,000.

          "Equipment Advance Conversion Date" means January 31, 2007.

          "Equipment Note" means the Borrowers' promissory note, payable to the order of the Lender in substantially the form of Exhibit B attached to the Fifth Amendment, as same may be renewed and amended from time to time, and all replacements thereto.

          "Excess Cash Flow" means, for any fiscal year, after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, depreciation and amortization, all as determined in accordance with GAAP.

          "Floating Rate Advance" means an Advance bearing interest at the Floating Rate.

          "Indebtedness" is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrowers to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrowers with the Lender or with Wells Fargo Merchant Services, L.L.C., and whether the Borrowers may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

          "Interest Expense" means, for the Applicable Period, the Borrowers' total gross interest expense during such period (excluding interest income), and shall in any event include (i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

          "Interest Period" means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued, or on which a Floating Rate Advance is converted to a LIBOR Advance, and ending on (but excluding) the Business Day numerically corresponding to such date that is three, six, or twelve months thereafter as designated by the Borrowers, during which period the outstanding principal balance of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:

            (a)   No Interest Period may be selected for an Advance for a principal amount less than One Million Dollars ($1,000,000), and no more than four (4) different Interest Periods may be outstanding at any one time;

            (b)   If an Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next Business Day thereafter, unless that Business Day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month);

            (c)   No Interest Period applicable to a Revolving Advance may end later than the Maturity Date; and

            (d)   In no event shall the Borrowers select Interest Periods with respect to Advances which, in the aggregate, would require payment of a contracted funds breakage fee under this Agreement in order to make required principal payments.

          "IPO" means an initial public offering of the Borrowers.

          "Letter of Credit Sublimit" means $3,000,000.

          "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one (1%)) determined pursuant to the following formula:

LIBOR	Base LIBOR
100%—LIBOR Reserve Percentage

              (i)  "Base LIBOR" means the rate per annum for United States dollar deposits quoted by the Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies. The Borrowers understand and agree that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

             (ii)  "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Lender for expected changes in such reserve percentage during the applicable Interest Period.

          "LIBOR Advance" means an Advance bearing interest at the LIBOR Advance Rate.

          "LIBOR Advance Rate" means (i) with respect to Revolving Advances evidenced by the Revolving Note, an annual interest rate equal to the sum of LIBOR plus the applicable Margin, and (ii) with respect to the Term Advance evidenced by the Term Note, an annual interest rate equal to the sum of LIBOR plus the applicable Margin, and (iii) with respect to all Equipment Advances evidenced by the Equipment Note, an annual interest rate equal to the sum of LIBOR plus the applicable Margin.

          "Overadvance" means the amount, if any, by which the outstanding principal balance of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

          "Revolving Note" means the Borrowers' revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A attached to the Credit Agreement, as same may be renewed and amended from time to time, and all replacements thereto.

          "Term Advance" is defined in Section 2.9(a).

          "Term Note" means the Borrowers' promissory note, payable to the order of the Lender in substantially the form of Exhibit A attached to the Fifth Amendment, as same may be renewed and amended from time to time, and all replacements thereto.

          (d)   Clause (x) of the definition of "Eligible Accounts" set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

               (x)  Accounts owed by an Account Debtor (or an Affiliate of such Account Debtor), regardless of whether otherwise eligible, to the extent that the balance of such Accounts exceeds 15% of the aggregate amount of all Accounts; provided that such concentration limit shall be 40% in the case of each of Dell Computer Corporation (excluding Dell Computer-Ireland), IBM, and Kingston Technology;

          (e)   The following definitions are hereby deleted in their entirety from Section 1.1 of the Credit Agreement: Applicable Margin, Banking Day, Base Rate, Issuer, Minimum Net Proceeds, Note, Obligations, Private Offering, and Wells Fargo Affiliate Obligations.

        2.    Amendments to Sections 2.2 and 2.3.    Sections 2.2 and 2.3 of the Credit Agreement are hereby amended in their entirety as follows:

          Section 2.2    Procedures for Requesting Advances.    The Borrowers shall comply with the following procedures in requesting Revolving Advances:

            (a)   Type of Advances.    Each Advance shall be funded as either a Floating Rate Advance or a LIBOR Advance, as the Borrowers shall specify in a request delivered to the Lender conforming to the requirements of Section 2.2(b); Floating Rate Advances and LIBOR Advances may be outstanding at the same time. Each request for a LIBOR Advance shall be in multiples of $1,000,000, with a minimum request of at least $1,000,000. LIBOR Advances shall not be available during Default Periods. The aggregate outstanding LIBOR Advances shall not exceed at any time 90% of the Maximum Line then in effect.

            (b)   Time for Requests.    The Borrowers shall request each Advance not later than the Cut-off Time on the Business Day immediately preceding the Business Day on which the Advance is to be made in the case of a Floating Rate Advance, and not later than the Cut-off Time on the third Business Day immediately preceding the Business Day on which the Advance is to be made in the case of a LIBOR Advance. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrowers if so requested by the Lender, by (i) an Officer of the Borrowers; or (ii) a Person designated as the Borrowers' agent by an Officer of each Borrower in a writing delivered to the Lender; or (iii) a Person whom the Lender reasonably believes to be an Officer of each Borrower or such a designated agent, which confirmation shall specify whether the Advance shall be a Floating Rate Advance or a LIBOR Advance and, with respect to any LIBOR Advance, shall specify the principal amount of the LIBOR Advance and the Interest Period applicable thereto. The Borrowers shall repay all Advances even if the Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrowers that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

            (c)   Disbursement.    Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrowers' demand deposit account maintained with the Lender unless the Lender and the Borrowers shall agree in writing to another manner of disbursement.

          Section 2.3    LIBOR Advances.

            (a)   Converting Floating Rate Advances to LIBOR Advances; Procedures.    So long as no Default Period is in effect, the Borrowers may convert all or any part of the principal amount of any outstanding Floating Rate Advance into a LIBOR Advance by requesting that the Lender convert same no later than the Cut-off Time on the third Business Day immediately preceding the Business Day on which the Borrowers wish the conversion to become effective. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender and shall be confirmed in writing by the Borrowers if the Lender so requests by any Officer or designated agent identified in Section 2.2(b) or Person reasonably believed by the Lender to be such an Officer or designated agent, which request shall specify the Business Day on which the conversion is to occur, the total amount of the Floating Rate Advance to be converted, and the applicable Interest Period. Each such conversion shall occur on a Business Day, and the aggregate amount of Floating Rate Advances converted to LIBOR Advances shall be in multiples of $1,000,000, with a minimum conversion amount of at least $1,000,000, provided that the aggregate outstanding LIBOR Advances shall not exceed at any time 90% of the Maximum Line then in effect.

            (b)   Procedures at End of an Interest Period.    Unless the Borrowers request a new LIBOR Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Advance at the expiration of an Interest Period, the Lender shall automatically and without request of the Borrowers convert each LIBOR Advance to a Floating Rate Advance on the last day of the relevant Interest Period. So long as no Default exists, the Borrowers may cause all or any part of any maturing LIBOR Advance to be renewed as a new LIBOR Advance by requesting that the Lender continue the maturing Advance as a LIBOR Advance no later than the Cut-off Time on the third Business Day immediately preceding the Business Day constituting the first day of the new Interest Period. Each such request shall be confirmed in writing by the Borrowers upon the Lender's request by any Officer or designated agent identified in Section 2.2(b), which confirmation shall be effective upon receipt by the Lender, and which shall specify the amount of the expiring LIBOR Advance to be continued and the applicable Interest Period. Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Advance shall be in multiples of $1,000,000, with a minimum Advance of at least $1,000,000, provided that the aggregate outstanding LIBOR Advances shall not exceed at any time 90% of the Maximum Line then in effect.

            (c)   Setting and Notice of Rates.    The Lender shall, with respect to any request for a LIBOR Advance under Section 2.2 or a conversion or renewal of a LIBOR Advance under this Section 2.3, provide the Borrowers with a LIBOR quote for each Interest Period identified by the Borrowers on the Business Day on which the request was made, if the request is received by the Lender prior to the Cut-off Time, or for requests received by the Lender after the Cut-off Time, on the next Business Day or on the Business Day on which the Borrowers have requested that the LIBOR Advance be made effective. If the Borrowers do not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request from the Borrowers for a LIBOR quote shall be subject to redetermination by the Lender of the applicable LIBOR for the LIBOR Advance.

            (d)   Taxes and Regulatory Costs.    The Borrowers shall pay the Lender with respect to any Advance, upon demand and in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to the Borrowers hereunder, any reasonable allocation made by the Lender among its operations shall be conclusive and binding upon the Borrowers.

        3.    Amendment to Sections 2.5, 2.6, 2.7 and 2.8.    Sections 2.5, 2.6, 2.7 and 2.8 of the Credit Agreement are hereby amended in their entirety as follows:

          Section 2.5    Letters of Credit.

            (a)   The Lender agrees, subject to the terms and conditions of this Agreement, to issue, at any time after the Funding Date and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a "Letter of Credit") for the

    Borrowers' account. The Lender will not issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

                (i)  The Letter of Credit Sublimit less the L/C Amount, or

               (ii)  Availability.

    Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by the Borrowers to the Lender, which must be completed in a manner satisfactory to the Lender. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Standby Letter of Credit Agreement or the Commercial Letter of Credit Agreement, as applicable.

            (b)   No Letter of Credit shall be issued with an expiry date later than one (1) year from the date of issuance or the Maturity Date in effect as of the date of issuance, whichever is earlier.

            (c)   Any request for issuance of a Letter of Credit shall be deemed to be a representation by the Borrowers that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

            (d)   If a draft is submitted under a Letter of Credit when the Borrowers are unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrowers shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrowers' inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

          Section 2.6    Special Account.    If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrowers shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs. If the Borrowers fail to promptly make any such payment in the amount required hereunder, then the Lender may make a Revolving Advance against the Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account either maintained with the Lender or with a financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Indebtedness in the Lender's sole discretion. The Borrowers may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrowers when the Lender is required to release its security interest in the Special Account under applicable law.

          Section 2.7    Intentionally Deleted.

          Section 2.8    Intentionally Deleted.

        4.    Amendments to Section 2.9, 2.10 and 2.11.    Sections 2.9, 2.10 and 2.11 of the Credit Agreement are hereby amended in their entirety as follows:

          Section 2.9    Term Advance.

            (a)   The Lender agrees, subject to the terms and conditions of this Agreement, to make one or two advances to the Borrowers up to the aggregate amount of $2,000,000 (collectively the "Term Advance") which shall be advanced as follows: (i) $1,000,000 on the first Business Day following the effective date of the Fifth Amendment; and (ii) $1,000,000 if and only if the Borrowers' year to date After Tax Net Income as at August 31, 2006 equals or exceeds $1,208,000 as verified by the Borrowers' monthly financial statements delivered pursuant to Section 6.1(b), which, if such condition is met, shall be advanced on the Business Day following such verification. The Borrowers' obligation to pay the Term Advance shall be evidenced by the Term Note and shall be secured by the Collateral as provided in Article III.

            (b)   On the dates specified above, the Lender shall deposit the proceeds of the Term Advance by crediting the same to the Borrowers' demand deposit account specified in Section 2.2(c) unless the Lender and the Borrowers shall agree in writing to another manner of disbursement.

          Section 2.10    Payment of Term Note.

            (a)   The outstanding principal balance of the Term Note shall be due and payable as follows:

                (i)  In equal monthly installments of $83,350, beginning on September 1, 2006, and on the first day of each month thereafter; and

               (ii)  The Borrowers shall make a principal reduction payment on the Term Note in an amount equal to the lesser of (1) 10% of the Borrowers' Excess Cash Flow for its fiscal year ending December 31, 2006, or (2) $500,000, in either case together with any prepayment fee owed pursuant to Section 2.13(h). Such principal reduction payment shall be due concurrent with the Borrowers' delivery of its annual audited financial statements for such fiscal year delivered pursuant to Section 6.1(a) indicating the amount of such Excess Cash Flow.

            (b)   All prepayments of principal with respect to the Term Note shall be applied to the most remote principal installment or installments then unpaid.

            (c)   On the earlier of (i) the closing of an IPO, or (ii) the Termination Date of the Credit Facility, the entire unpaid principal balance of the Term Note and all unpaid interest accrued thereon shall also be fully due and payable.

          Section 2.11    Equipment Advances.

            (a)   Subject to the terms and conditions hereof, from the first Business Day following the effective date of the Fifth Amendment up to but not including the Equipment Advance Conversion Date, the Lender agrees to make one or more advances (each, an "Equipment Advance" and collectively the "Equipment Advances") to or for the benefit of the Borrowers, in minimum amounts of $100,000 up to an aggregate amount not to exceed the Equipment Advance Commitment. The Borrowers' obligation to pay the Equipment Advances shall be evidenced by the Equipment Note and shall be secured by the Collateral as provided in Article III. Equipment Advances may not be re-borrowed after repayment is made by the Borrowers. Each Equipment Advance shall be advanced directly to the applicable vendor or the Borrowers, as the Borrowers may request. The foregoing to the contrary notwithstanding, (i) each Equipment Advance shall be in an amount, as determined by the Lender, not to exceed 80% of the Borrowers' invoice cost (net of shipping, taxes, freight, installation, and other so-called "soft costs") of new or used Equipment that is to be purchased by the Borrowers with the proceeds of such Advance, or new or used Equipment that has been purchased by the Borrowers within 30 days prior to the date of such Advance, (ii) the Equipment that is to be acquired or that has been purchased by the Borrowers must be acceptable to the Lender in all respects, not be a fixture, and not be intended to be affixed to real property or to become installed in or affixed to other goods, and must be located at one of the Borrowers' facilities located in the United States, (iii) the Lender shall have no obligation to make any Equipment Advance hereunder to the extent that the making thereof would cause the then outstanding amount of all Equipment Advances to exceed the Equipment Advance Commitment, (iv) prior to each such Equipment Advance, the Lender shall have received an invoice for the Equipment to be purchased in form and substance satisfactory to the Lender, together with evidence satisfactory to the Lender that the delivery of such Equipment has been made and unconditionally accepted by the Borrowers, (v) the Lender may review the value of any Equipment purchased with any Equipment Advance, with the results of such review to be satisfactory to the Lender in its sole discretion, (vi) the aggregate amount of all Equipment Advances outstanding at any time (including giving effect to any requested Equipment Advance) shall not exceed the lesser of cost or fair market value, of all of the Equipment acquired or financed with the proceeds of such Equipment Advances, and (vii) on the Equipment Advance Conversion Date the Equipment Advance Commitment and the Lender's obligation to make Equipment Advances shall terminate.

            (b)   Until the Equipment Advance Conversion Date, no principal payments shall be due on the outstanding Equipment Advances; provided that the Borrowers shall make interest payments thereon during such period in accordance with Section 2.12. The Borrowers shall repay the Equipment Advances in equal monthly installments of principal, each in the amount equal to 1/42 of the aggregate amount of all Equipment Advances outstanding on the Equipment Advance Conversion Date and such installments to be due and payable on the first day of each month commencing February 1, 2007 and continuing on the first day of each succeeding month.

            (c)   If the Lender at any time obtains an appraisal of the Equipment as permitted under Section 6.10(e) herein, and the appraisal shows the aggregate outstanding principal balance of the Equipment Note to exceed eighty percent (80%) of the Net Orderly Liquidation Value of the Equipment financed with the Equipment Advances, then the Borrowers, upon demand by the Lender, shall immediately prepay the Equipment Note in the amount of such excess, together with any prepayment fee owed pursuant to Section 2.13(k). All prepayments of principal with respect to the Equipment Note shall be applied to the most remote principal installment or installments then unpaid.

            (d)   Notwithstanding the foregoing, on the Termination Date, the entire unpaid principal balance of the Equipment Note, and all unpaid interest accrued thereon, shall in any event be due and payable.

        5.    Amendment to Sections 2.12(a), (b) and (c).    Sections 2.12(a), (b) and (c) of the Credit Agreement are hereby amended in their entirety as follows:

            (a)   Interest.    Except as provided in Section 2.3, Section 2.12(d) and Section 2.12(g), the principal amount of each Advance shall bear interest as a Floating Rate Advance.

            (b)   Margins.    The Margins through and including the first adjustment occurring as specified below shall be one half of one percent (0.5%) for all portions of the Term Advance that are Floating Rate Advances, one half of one percent (0.5%) for Revolving Advances that are Floating Rate Advances, one half of one percent (0.5%) for Equipment Advances that are

    Floating Rate Advances, three percent (3.0%) for all portions of the Term Advance that are LIBOR Advances, three percent (3.0%) for Revolving Advances that are LIBOR Advances, and three percent (3.0%) for Equipment Advances that are LIBOR Advances. The Margins shall be reduced in accordance with the table below provided that the Borrowers meet either one of the two conditions set forth in the following table:

	Margins
	Floating Rate Advances		LIBOR Advances
Condition	Revolving Advances	Term Advance and Equipment Advances	Revolving Advances	Term Advance and Equipment Advances
(i) Upon the Lender's receipt of satisfactory evidence that the Borrowers have received not less than $15,000,000 Net Cash Proceeds from an IPO on terms and conditions satisfactory to the Lender, in its sole discretion; or	0.0%	0.0%	2.5%	2.5%
(ii) Annual Net Income is determined by the Lender to be greater than $2,500,000

            Any reductions in the Margins will be made upon the Lender's verification that the Borrowers have met either of the conditions set forth above, effective the first day of the month following such verification. Notwithstanding the foregoing, no reduction in any Margin will be made if a Default Period exists at the time that such reduction would otherwise be made.

            If the Margins are reduced as a result of the Borrower's achieving annual Net Income greater than $2,500,000 and if amended or restated financial statements disclose annual Net Income less than that amount, the Lender may increase the Margins to their prior level from the date of receipt of such amended or restated financial statements, to the beginning of the appropriate month to which the restated statements relate or to the beginning of the month in which any Event of Default has occurred, as the Lender in its sole discretion deems appropriate.

            (c)   Minimum Interest Charge.    Notwithstanding any other terms of this Agreement to the contrary, the Borrowers shall pay to the Lender interest of not less than the Minimum Interest Charge per calendar quarter during the term of this Agreement, and the Borrowers shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Subsection (a) on the first day of each month and on the Termination Date.

        6.    Amendment to Section 2.13(e).    Section 2.13(e) of the Credit Agreement is hereby amended in its entirety as follows:

            (e)   Termination Fees.    If the Credit Facility is terminated (i) by the Lender during a Default Period that begins before the Maturity Date, or (ii) by the Borrowers as of a date other than the Maturity Date, the Borrowers shall pay to the Lender a fee in the amount of $350,000.

        7.    Contracted Funds Breakage Fees; Overadvance Fees.    New Sections 2.13(k) and (l) are hereby added to the Credit Agreement immediately following Section 2.13(j) thereof as follows:

            (k)   Contracted Funds Breakage Fees.    The Borrowers may prepay the principal amount of the Revolving Note, the Term Note and/or the Equipment Note at any time in any amount, whether voluntarily or by acceleration, subject to the payment of fees as follows: If the principal amount of any Revolving Note, Term Note or Equipment Note LIBOR Advance is prepaid, the Borrowers shall pay to the Lender immediately upon demand a contracted funds breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

              (A)  Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

              (B)  Subtract from the amount determined in (A) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

              (C)  If the result obtained in (B) for any month is greater than zero, discount that difference by LIBOR used in (B) above.

    The Borrowers acknowledge that prepayment of the Revolving Note, the Term Note and/or the Equipment Note may result in the Lender incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. The Borrowers therefore agree to pay the above-described prepayment fee and contracted funds breakage fee and agrees that said amounts represent a reasonable estimate of the prepayment costs, contracted funds breakage costs, expenses and/or liabilities of the Lender.

            (l)    Overadvance Fees.    The Borrowers shall pay an Overadvance fee in an amount equal to the greater of 0.1% of the amount of the Overadvance or $500.00, at the Lender's discretion, for each day or portion thereof during which an Overadvance exists, regardless of how the Overadvance arises or whether or not the Overadvance has been agreed to in advance by the Lender. The acceptance of payment of an Overadvance fee by the Lender shall not be deemed to constitute either consent to the Overadvance or a waiver of the resulting Event of Default, unless the Lender specifically consents to the Overadvance in writing and waives the Event of Default on whatever conditions the Lender deems appropriate.

        8.    Repayment of Bridge Loan.    Section 2.19 of the Credit Agreement is hereby amended in its entirety as follows:

          Section 2.19    Use of Proceeds.    The Borrowers shall use the proceeds of Advances and each Letter of Credit for ordinary working capital purposes, and to repay in full the Bridge Loan.

        9.    Amendment to Section 3.1.    Section 3.1 of the Credit Agreement is hereby amended in its entirety as follows:

          Section 3.1    Grant of Security Interest.    Each Borrower hereby pledges, assigns and grants to the Lender, for the benefit of itself and as agent for Wells Fargo Merchant Services, L.L.C., a lien and security interest (collectively referred to as the "Security Interest") in the Collateral, as security for the payment and performance of: (a) all present and future Indebtedness of the Borrowers to the Lender; (b) all obligations of the Borrowers and rights of the Lender under this Agreement; and (c) all present and future obligations of the Borrowers to the Lender of other kinds. Upon request by the Lender, each Borrower will grant the Lender, for the benefit of itself and as agent for Wells Fargo Merchant Services, L.L.C., a security interest in all commercial tort claims that such Borrower may have against any Person.

        10.    Amendment to Section 6.1(b).    Section 6.1(b) of the Credit Agreement is amended in its entirety as follows:

            (b)   Monthly and Quarterly Financial Statements.

              (1)   As soon as available and in any event within 20 days after the end of each month, the Borrowers will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of the Borrowers as at the end of and for such month and for the year to date period then ended, prepared, on a consolidated basis, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and absence of footnotes, and which fairly represent the Borrowers' financial position and the results of its operations; and accompanied by a certificate of each Borrower's chief financial Officer, substantially in the form of Exhibit C to the Fifth Amendment stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments and absence of footnotes, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the Financial Covenants.

              (2)   As soon as available and in any event within 20 days after the end of each fiscal quarter, the Borrowers will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of the Borrowers as at the end of and for such quarter and for the year to date period then ended, prepared, on a consolidating and consolidated basis to include all domestic and foreign Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and absence of footnotes, and which fairly represent the Borrowers' financial position and the results of its operations; and accompanied by a certificate of each Borrower's chief financial Officer, substantially in the form of Exhibit C to the Fifth Amendment stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments and absence of footnotes, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrowers are in compliance with the Financial Covenants.

        11.    Projections.    Section 6.1(d) of the Credit Agreement is amended in its entirety as follows:

            (d)   Projections.    At least 30 days before the beginning of each fiscal year of the Borrowers (except with respect to the Borrowers' fiscal year 2007, in which case by December 31, 2006), the Borrowers will deliver to the Lender the projected consolidated balance sheets and income statements for each month of such year, each in reasonable detail, representing the Borrowers' good faith projections and certified by each Borrower's chief financial Officer as being the most accurate projections available and identical to the projections used by the Borrowers for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

        12.    Financial Covenants.    Section 6.2 of the Credit Agreement is hereby amended in its entirety as follows:

          Section 6.2    Financial Covenants.

            (a)   Minimum Book Net Worth Plus Subordinated Indebtedness.    The Borrowers will maintain at all times the sum of Netlist's Book Net Worth plus Subordinated Indebtedness, determined as at the end of each month, at an amount not less than the amount set forth in the table below opposite the applicable test date:

Test Date	Minimum Book Net Worth Plus Subordinated Indebtedness(1)
7/31/06	$5,550,000
8/31/06	$5,550,000
9/30/06	$5,850,000
10/31/06	$6,000,000
11/30/06	$6,250,000
12/31/06 and each month end thereafter	$6,700,000

(1)
The covenant levels set forth in this table shall be increased upon the closing of the Private Offering or any IPO or debt offering of the Borrowers or Acquiror, by an amount equal to 100% of the total capital raised in the month of closing.

            (b)   Minimum Net Income. Netlist will achieve during each fiscal quarter described below minimum Net Income of not less than the amount set forth in the table below opposite such period:

Fiscal Quarter Ending	Minimum Net Income
9/30/06	$300,000
12/31/06	$700,000
3/31/07	$300,000

            (c)   Capital Expenditures.    The Borrowers will not incur or contract to incur Capital Expenditures of more than $2,000,000 in the aggregate during the period from July 1, 2006 through December 31, 2006.

            (d)   Stop Loss.    The Borrowers will not suffer a Net Loss in excess of $150,000 during any month, commencing with the month ending July 31, 2006.

            (e)   Minimum Debt Service Coverage Ratio.    The Borrowers will maintain, as of each fiscal quarter end commending with the fiscal quarter ending September 30, 2006, a Debt Service Coverage Ratio of not less than 1.10 to 1.0.

        13.    Amendment to Section 6.4.    Section 6.4 of the Credit Agreement is hereby amended in its entirety as follows:

          Section 6.4    Indebtedness.    The Borrowers will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrowers' behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

            (a)   Any existing or future Indebtedness or any other obligations of the Borrowers to the Lender;

            (b)   Any indebtedness of the Borrowers in existence on the date hereof and listed in Schedule 6.4 hereto;

            (c)   Any indebtedness relating to Permitted Liens;

            (d)   Indebtedness consisting of intercompany transactions in the ordinary course of business between the Borrowers;

            (e)   the Bridge Loan; provided that such loan is repaid in full with the proceeds of the first installment of the Term Advance; and

            (f)    Subordinated Indebtedness.

        14.    Amendments to Section 6.6.

        (a)   Section 6.6(e) of the Credit Agreement is hereby amended in its entirety as follows:

            (e)   Debt consisting of intercompany transactions in the ordinary course of business between the Borrowers; provided that the aggregate Debt due from any Chinese Subsidiary formed by Borrowers together with any equity investment made in such Chinese Subsidiary pursuant to Section 6.6(f) shall not exceed at any time the aggregate amount $5,000,000.

        (b)   A new clause (f) is hereby added to Section 6.6 of the Credit Agreement immediately following clause (e) thereof as follows:

            (f)    The Borrowers shall be permitted to form and own a wholly-owned Subsidiary under the laws of the People's Republic of China or any province thereof; provided that (i) on or within thirty (30) days following the issuance of stock of such Subsidiary to the Borrowers, the Borrowers shall pledge to the Lender 65% of such stock to secure the Obligations pursuant to a stock pledge agreement and such other documentation as the Lender shall reasonably require in connection therewith, all in form and substance satisfactory to the Lender in its sole discretion, and (ii) the aggregate Debt due from any Chinese Subsidiary formed by Borrowers together with any equity investment made in such Chinese Subsidiary pursuant to this Section 6.6(f) shall not exceed at any time the aggregate amount $5,000,000.

        15.    Amendment to Section 6.10.    Section 6.10 of the Credit Agreement is hereby amended in its entirety as follows:

          Section 6.10    Books and Records; Collateral Examination, Inspection and Appraisals.

            (a)   The Borrowers will keep accurate books of record and account for themselves pertaining to the Collateral and pertaining to each Borrower's business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender's request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrowers at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to either Borrower, and to discuss each Borrower's affairs with any of its Directors, Officers, employees or agents.

            (b)   Each Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Borrowers' expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrowers ("Borrower Information"). Lender agrees that it shall only request the Borrower Information from such accountants and third parties following the occurrence and during the continuance of an Event of Default.

            (c)   The Borrowers will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of either Borrower at any time during ordinary business hours.

            (d)   The Lender may also, from time to time (but no more frequently than quarterly unless an Event of Default has occurred and is continuing), obtain at the Borrowers' expense an appraisal of the Inventory by an appraiser acceptable to the Lender in its sole discretion.

            (e)   The Lender may also, from time to time (and will no less than once per year), obtain at the Borrowers' expense an appraisal of the Equipment by an appraiser acceptable to the Lender in its sole discretion.

        16.    Amendment to Section 6.29.    Section 6.29 of the Credit Agreement is hereby amended in its entirety as follows:

          Section 6.29    Intentionally Deleted.

        17.    Amendment to Section 7.1.    Section 7.1 of the Credit Agreement is hereby amended by adding a new clause (x) immediately following clause (w) thereof as follows:

            (x)   An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner on terms not otherwise approved of in advance by the Lender in writing.

        18.    Amendment Fee.    The Borrowers shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $30,000 in consideration of the Lender's execution and delivery of this Amendment.

        19.    No Other Changes.    Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

        20.    Conditions Precedent.    This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

        (a)   The Acknowledgment and Agreement of Guarantors and the Acknowledgment and Agreement of Subordinated Creditors set forth at the end of this Amendment, duly executed by each Guarantor and Subordinated Creditor.

        (b)   The Term Note and the Equipment Note, each duly executed by the Borrowers.

        (c)   A Payoff Letter from ARC indicating the amount required to repay the Bridge Loan in full and obtain a termination or release of all of the Liens existing in favor of ARC in and to the assets of Borrowers, and otherwise in form and substance satisfactory to the Lender.

        (d)   An Authority to Pay Letter on the Lender's standard form duly executed by the Borrowers authorizing and directing the Lender to pay ARC the amounts demanded in the Payoff Letter described in clause (c) above.

        (e)   Payment of the Amendment Fee described in Paragraph 18 above.

        (f)    Such other matters as the Lender may require.

        21.    Conditions Subsequent.    The effectiveness of this Amendment is further subject to and contingent upon the receipt by the Lender, on or before 5:00 p.m., August 28, 2006, of a Certificate of the Secretary of each Borrower, in form and substance satisfactory to the Lender in its sole discretion, certifying as to (i) the resolutions of the board of directors of such Borrower ratifying and approving the execution and delivery of this Amendment, the Term Note and the Equipment Note, (ii) true, correct and complete copies of such Borrower's Constituent Documents, and (iii) that the officers and agents of such Borrower who have been certified to the Lender pursuant to a Certificate of Authority of such Borrower's secretary or assistant secretary, as being authorized to sign and to act on behalf of such Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of such Borrower authorized to execute and deliver this Amendment, the Term Note and the Equipment Note, and all other documents, agreements and certificates on behalf of such Borrower. In the event that the Borrowers shall fail to fulfill the condition subsequent set forth in this Paragraph 21 to the satisfaction of the Lender, in its sole discretion, on or before the date indicated, such failure shall constitute an Event of Default.

        22.    Representations and Warranties.    Each Borrower hereby represents and warrants to the Lender as follows:

        (a)   Such Borrower has all requisite power and authority to execute this Amendment, the Term Note and the Equipment Note, to perform all of its obligations hereunder and thereunder, and this Amendment, the Term Note and the Equipment Note have been duly executed and delivered by such Borrower and constitute the legal, valid and binding obligation of such Borrower, enforceable in accordance with their terms.

        (b)   The execution, delivery and performance by each Borrower of this Amendment, the Term Note and the Equipment Note have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the articles of incorporation or by-laws of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

        (c)   All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

        23.    References.    All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby. All references in the Credit Agreement to "Obligations" (prior to giving effect to this Amendment) shall be deemed to be a reference to the new term "Indebtedness" set forth in Paragraph 1 above.

        24.    No Waiver.    The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement (except for the Existing Defaults) or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

        25.    Release.

        (a)   Each Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower or such Guarantor or such Subordinated Creditor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. Each Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, each certifies that it has read the following provisions of California Civil Code Section 1542:

  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        (b)   Each Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, each understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, they will not be able to make any claim for those damages. Furthermore, each Borrower and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

        26.    Costs and Expenses.    The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrowers hereby agree that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrowers, make a loan to the Borrowers under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses, and the Amendment Fee described in Paragraph 18 above.

        27.    Miscellaneous.    This Amendment and the Acknowledgment and Agreement of Guarantors and the Acknowledgment and Agreement of Subordinated Creditors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION Through its Wells Fargo Business Credit operating division		NETLIST, INC.
By		By:
Name:	Jeffrey Cristol	Name:	Chun K. Hong
Its	Vice President	Its:	President
NETLIST TECHNOLOGY TEXAS L.P.
		By:	Netlist Holdings GP, Inc., its general partner
By:
			Name:	Chun K. Hong
			Its:	President

Signature page to
Fifth Amendment To
Amended And Restated Credit And Security Agreement

S-1

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS
AND AMENDMENT TO GUARANTY

        The undersigned, each a guarantor of the indebtedness of Netlist, Inc. and Netlist Technology Texas L.P. (collectively, the "Borrowers") to Wells Fargo Bank, National Association (the "Lender"), acting through its Wells Fargo Business Credit operating division, successor-by-merger to Wells Fargo Business Credit, Inc., pursuant to a separate guaranty (each, a "Guaranty"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution thereof, including the Release set forth in Paragraph 25 thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of his/its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under his/its Guaranty for all of the Borrowers' present and future indebtedness to the Lender.

        Section 4 of each Guaranty is hereby amended in its entirety as follows:

          4.    Performance Under This Guaranty.    In the event that Borrowers fail to make any payment of any Guaranteed Obligations on or before the due date thereof, or if Borrowers shall fail to perform, keep, observe, or fulfill any other obligation referred to in clause (b) of Section 2 hereof in the manner provided in the Loan Agreement or the other Loan Documents, as applicable, Guarantor immediately shall cause such payment to be made or each of such obligations to be performed, kept, observed, or fulfilled; provided, however, that the liability of Guarantor hereunder shall not exceed (i) the principal amount of One Million Dollars ($1,000,000), (ii) interest on such principal amount calculated pursuant to the terms of the Loan Agreement; plus (iii) the amounts owing under Section 13 hereof, if any.

        A new Section 25 is hereby added to each Guaranty immediately following Section 24 thereof as follows:

        25.    Termination and Release of Guaranty.    The Lender agrees to terminate and release this Guaranty promptly upon the Lender's receipt of satisfactory evidence that Borrowers have received not less than $15,000,000 Net Cash Proceeds from an IPO on terms and conditions satisfactory to the Lender, in its sole discretion; provided that no Default Period then exists.

[remainder of this page intentionally left blank]

CHUN K. HONG, an individual
CHRISTOPHER LOPES, an individual
JAYESH BHAKTA, an individual
NETLIST HOLDINGS GP, INC.
By:

Name: Its:
Agreed:
WELLS FARGO BANK, NATIONAL ASSOCIATION Through its Wells Fargo Business Credit operating division
By

Name: Jeffrey Cristol Its Vice President

Signature page to
Acknowledgment And Agreement Of Guarantors
And Amendment To Guaranty

S-1

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITORS

        The undersigned, each a subordinated creditor of Netlist, Inc. and Netlist Technology Texas L.P. (collectively the "Borrowers") to Wells Fargo Bank, National Association (the "Lender"), acting through its Wells Fargo Business Credit operating division, successor-by-merger to Wells Fargo Business Credit, Inc., pursuant to a separate Subordination Agreement each dated as of July 2, 2003 (each, a "Subordination Agreement"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution thereof, including the Release set forth in Paragraph 25 thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Subordination Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under its Subordination Agreement.

HEUNGHWA INDUSTRY CO., LTD
By:

Name: Its:
SERIM PAPER MANUFACTURING CO., LTD
By:

Name: Its:

Signature page to
Acknowledgment And Agreement Of Guarantors
And Amendment To Guaranty

S-1

Exhibit A
to
Fifth Amendment to Amended and Restated Credit and Security Agreement

TERM NOTE

$2,000,000	July 28, 2006

        For value received, the undersigned, NETLIST, INC., a Delaware corporation ("Netlist") and NETLIST TECHNOLOGY TEXAS, L.P., a Texas limited partnership ("NTTLP" and Netlist referred to herein collectively as the "Borrowers" and individually as the "Borrower"), hereby jointly and severally promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender"), acting through its Wells Fargo Business Credit operating division, on the Termination Date set forth in the Amended and Restated Credit and Security Agreement dated as of December 27, 2003 that was entered into by the Lender and the Borrowers (as amended to date and as may be further amended from time to time, the "Credit Agreement"), at Lender's main office located at in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Dollars ($2,000,000) or the aggregate unpaid principal amount of the Term Advance made by the Lender to the Borrowers under the Credit Agreement together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Term Note is fully paid at the rate from time to time in effect under the Credit Agreement.

        This Term Note is the Term Note referred to in the Credit Agreement, and is subject to the terms of, the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Term Note may be prepaid only in accordance with the terms of the Credit Agreement. This Term Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

        The Borrowers hereby agree to pay all costs of collection, including attorneys' fees and legal expenses in the event this Term Note is not paid when due, whether or not legal proceedings are commenced.

        Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

NETLIST, INC.
By:

Name: Chun K. Hong
Its: President
NETLIST TECHNOLOGY TEXAS L.P. By: Netlist Holdings GP, Inc., its general partner
By:

Name: Chun K. Hong
Its: President

Exhibit A

Exhibit B
to
Fifth Amendment to Amended and Restated Credit and Security Agreement

EQUIPMENT NOTE

$2,000,000	July 28, 2006

        For value received, the undersigned, NETLIST, INC., a Delaware corporation ("Netlist") and NETLIST TECHNOLOGY TEXAS, L.P., a Texas limited partnership ("NTTLP" and Netlist referred to herein collectively as the "Borrowers" and individually as the "Borrower"), hereby jointly and severally promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender"), acting through its Wells Fargo Business Credit operating division, on the Termination Date set forth in the Amended and Restated Credit and Security Agreement dated as of December 27, 2003 that was entered into by the Lender and the Borrowers (as amended to date and as may be further amended from time to time, the "Credit Agreement"), at Lender's main office located at in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Dollars ($2,000,000) or the aggregate unpaid principal amount of all Equipment Advances made by the Lender to the Borrowers under the Credit Agreement together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Term Note is fully paid at the rate from time to time in effect under the Credit Agreement.

        This Equipment Note is the Equipment Note referred to in the Credit Agreement, and is subject to the terms of, the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Term Note may be prepaid only in accordance with the terms of the Credit Agreement. This Term Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

        The Borrowers hereby agree to pay all costs of collection, including attorneys' fees and legal expenses in the event this Term Note is not paid when due, whether or not legal proceedings are commenced.

        Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

NETLIST, INC
By:
Name:	Chun K. Hong
Its:	President
NETLIST TECHNOLOGY TEXAS L.P. By: Netlist Holdings GP, Inc., its general partner
By:
	Name:	Chun K. Hong
	Its:	President

1

Exhibit C
to
Fifth Amendment to Amended and Restated Credit and Security Agreement

Compliance Certificate

To:	Jeffrey Cristol Wells Fargo Business Credit
Date:	, 200
Subject:	Netlist, Inc. and Netlist Technology Texas LP

  Financial Statements

        In accordance with our Amended and Restated Credit and Security Agreement dated as of December 27, 2003 (as amended to date, the "Credit Agreement"), attached are the consolidated financial statements of Netlist, Inc. ("Netlist") and Netlist Technology Texas LP (collectively with Netlist, the "Borrowers" and, individually, the "Borrower") as of and for                        , 20    (the "Reporting Date") and the year-to-date period then ended (the "Current Financials"). All terms used in this certificate have the meanings given in the Credit Agreement.

        The undersigned certifies that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Netlist's financial condition as of the date thereof.

Events of Default.    (Check one):

  ☐
  The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

  ☐
  The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. Each of the Borrowers acknowledges that pursuant to Section 2.12(d) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Financial Covenants.    Each of the undersigned further hereby certify as follows:

          1.    Minimum Book Net Worth Plus Subordinated Indebtedness.    Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the sum of the Book Net Worth plus Subordinated Indebtedness was $                        which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $                        on the Reporting Date as set forth in Section 6.2(a).

          2.    Minimum Net Income.    Pursuant to Section 6.2(b) of the Credit Agreement, Netlist's year to date minimum Net Income for the             period ending on the Reporting Date, was $                        , which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than $                        during such period as set forth in Section 6.2(b).

          3.    Capital Expenditures.    Pursuant to Section 6.2(c) of the Credit Agreement, for the period from                        and ending on the Reporting Date, the Borrowers have expended or contracted to expend for Capital Expenditures, $                        in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $                        , as set forth in Section 6.2(c).

          4.    Maximum Net Loss.    Pursuant to Section 6.2(d) of the Credit Agreement, for the month ending on the Reporting Date, the Borrowers' Net Income (Net Loss) is $                        , which ☐ satisfies ☐ does not satisfy the requirement that the Borrowers will not suffer a Net Loss in excess of $150,000 during any month.

          5.    Minimum Debt Service Coverage Ratio.    Pursuant to Section 6.2(e) of the Credit Agreement, as of the Reporting Date, the Borrowers' Debt Service Coverage Ratio was [            ] to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such ratio be no less than 1.10 to 1.00 on the Reporting Date.

          6.    Salaries.    As of the Reporting Date, salaries for all Directors, Officers, consultants, and any member of their families, is set forth on Schedule 1 attached hereto.

        Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

NETLIST, INC.
By
Its Chief Financial Officer
NETLIST TECHNOLOGY TEXAS LP
By:	Netlist Holdings GP, Inc., its general partner
By
Its Chief Financial Officer

QuickLinks

FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS AND AMENDMENT TO GUARANTY
ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITORS
TERM NOTE
Exhibit B to Fifth Amendment to Amended and Restated Credit and Security Agreement
EQUIPMENT NOTE
Exhibit C to Fifth Amendment to Amended and Restated Credit and Security Agreement Compliance Certificate